Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated April 18, 2008
TOYOTA MOTOR CREDIT CORPORATION
15NC1 6-Month USD LIBOR Range Accrual Notes (the “Notes”)

Final Terms and Conditions

Issuer:	Toyota Motor Credit Corporation
Ratings[1]:	Aaa / AAA
Principal Amount:	$10,000,000 (subject to increase prior to Issue Date)
CUSIP:	89233PV86
Trade Date:	April 18, 2008
Issue Date:	April 29, 2008
Maturity Date:	April 29, 2023, subject to Issuer’s Call Option
Issue Price:	100.0%
Redemption Price:	100.0%
Interest Rate:
7.25% X (N/D) per annum; where,

“N” is the total number of calendar days in the applicable Interest Calculation Period on which the Reference Rate is within the Reference Rate Range; and

“D” is the total number of calendar days in the applicable Interest Calculation Period.

For the purpose of calculating the value of “N”, for each calendar day in an Interest Calculation Period that is not a London Banking Day, the Reference Rate will revert to the setting on the previous London Banking Day.

Day Count Basis / Business Day Convention:	30/360, Following, Unadjusted
Interest Calculation Period:
Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period).

Interest Payment Dates:	Quarterly on the 29th of each January, April, July, and October, commencing July 29, 2008, subject to Issuer’s Call Option
Reference Rate Range:	0.00% <= Reference Rate <= 7.00%

1 Toyota Motor Credit Corporation is rated Aaa by Moody’s and AAA by Standard & Poor’s. A credit rating reflects the creditworthiness of Toyota Motor Credit Corporation and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Minimum Interest Rate:	0.00%
Reference Rate:
6 month USD LIBOR

For any day within an Interest Calculation Period, the rate for deposits in U.S. Dollars for a period of 6 months which appears on Reuters Page LIBOR01 as of 11:00 a.m. London time on such day (or if such day is not a London Banking Day, on the immediately preceding London Banking Day), subject to the Rate Cut Off.

Rate Cut Off:
The Reference Rate determined on the fifth New York Business Day preceding the applicable Interest Payment Date (or Maturity Date, as applicable) will apply to such New York Business Day and each of the remaining calendar days in the related Interest Calculation Period.  If the fifth New York Business Day preceding an Interest Payment Date (or Maturity Date, as applicable) is not a London Banking Day, then the Reference Rate in effect on the immediately preceding London Banking Day shall so apply.

Business Days For Payment:	New York
Issuer’s Call Option:
The Issuer has the right on every Interest Payment Date commencing on or after April 29, 2009, provided that the Issuer gives 10 calendar days’ notice to the investor, to call the Notes in whole, but not in part, at the Redemption Price.  All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any call of the Note by the Issuer.

Denominations:	$10,000 / $10,000
Calculation Agent:	Deutsche Bank Trust Company Americas
Underwriter:	Calyon Securities (USA) Inc.
Governing Law:	New York
Original Issue Discount:	No
United States Federal Income Taxation:
Based on certain information provided by the Underwriter, the notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the prospectus supplement called “United States Taxation – Material United States Tax Considerations for U.S. Holders – Original Issue Discount.”

This term sheet relates to the Prospectus dated March 7, 2006, as supplemented by the Prospectus Supplement dated March 7, 2006, which can be found at: http://www.sec.gov/Archives/edgar/data/834071/000104746906002954/a2168048z424b3.htm

Risk Factors

Investing in the Notes involves a number of risks.  An investment in range accrual notes such as the Notes entails significant risks not associated with similar investments in a conventional fixed rate debt security, including, but not limited to, fluctuations in the Reference Rate, and other events that are difficult to predict and beyond the Issuer’s control.  Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0.0%.

No interest will accrue on the Notes with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range.  For every calendar day on which the Reference Rate is outside the Reference Rate Range, the effective interest rate for the applicable Interest Calculation Period will be reduced, and if the Reference Rate is outside the Reference Rate Range with respect to an entire Interest Calculation Period, the effective interest rate for that Interest Calculation Period will be 0.0%.

The Yield On The Notes May Be Lower Than The Yield On A Standard Debt Security Of Comparable Maturity.

The Notes will bear interest at a rate of 0.0% per annum with respect to any calendar day on which the Reference Rate is outside the Reference Rate Range.  As a result, if the Reference Rate is outside the Reference Rate Range for a substantial number of calendar days during an Interest Calculation Period, the effective yield on the Notes for such Interest Calculation Period may be less than what would be payable on conventional, fixed-rate redeemable notes of the Issuer of comparable maturity.

The Reference Rate On The Fifth New York Business Day Preceding The Applicable Interest Payment Date (Or Maturity Date) Will Be The Rate For The Remainder Of That Interest Calculation Period; Provided That If Such Day Is Not A London Banking Day, Then The Reference Rate In Effect On The Immediately Preceding London Banking Day Shall So Apply.

Because the Reference Rate for the London Banking Day occurring on or immediately preceding the five New York Business Days prior to an Interest Payment Date will be the Reference Rate for the remainder of the related Interest Calculation Period, if the Reference Rate for that London Banking Day is not within the Reference Rate Range, no interest will be paid on the Notes with respect to the remaining calendar days in that Interest Calculation Period, even if the Reference Rate on any of the subsequent remaining calendar days were actually within the Reference Rate Range.

The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some Of These Factors Include:

•  Changes in the level of the Reference Rate

•  Volatility of the Reference Rate

•  Changes in U.S. interest rates

•  Redemption feature

•  TMCC’s credit rating, financial condition and results

Historical Performance Of The Reference Rate Is Not An Indication Of Its Future Performance.

Historical performance of the Reference Rate should not be taken as an indication of the future performance during the term of the Notes.  Changes in the level of the Reference Rate will affect the trading price of the Notes, but it is impossible to predict whether such level will rise or fall.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Calyon Securities (USA) Inc.  by calling 1-212-261-7930.

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